Exhibit 99.1

Accentia Biopharmaceuticals Reports Fiscal

First Quarter 2008 Financial Results

Company Affirms Plans to Unblind and Report Fast Track

Pivotal Phase 3 Results for SinuNase™ in March

TAMPA, FLORIDA – February 14, 2008 – Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) today announced that the Company has filed its Quarterly Report (Form 10-Q) with the SEC, reporting the results of its operations, including consolidated results with its majority-owned subsidiary, Biovest International, Inc. (OTCBB: BVTI), for its first fiscal quarter ended December 31, 2007. The Company also provided an update on its anticipated timetable to unblind and publicly-release results on the primary end-point for its Fast Track pivotal Phase 3 clinical trial for SinuNase™, intending to unveil the data on or before March 24, 2008. The Company is scheduled to present at the BioCentury “Future Leaders in the Biotech Industry” Conference on March 27th in New York City. In other news related to the Company’s strategic focus on Ear, Nose and Throat (ENT) products, Accentia announced that is has entered into an agreement with Arbor Pharmaceuticals, Inc., granting Accentia U.S. commercial marketing rights to Neotic™, a novel, patented, prescription solution indicated for acute middle ear infections (acute otitis media).

Accentia reports that the interim blinded Intent-To-Treat (ITT) results in the randomized clinical trial in which 50% of patients receive SinuNase and 50% receive a placebo-control shows that in the more than 250 patients who have finished the trial (approximately 84% of enrolled patients), there continues to be evidence of significant therapeutic effect with about 22% achieving the primary endpoint of complete resolution of both cardinal symptoms of chronic sinusitis and another 23% achieving a complete resolution of at least one of the two cardinal symptoms. Also, as previously reported, there continues to be a strong positive correlation of complete symptom resolution and objective evidence of reduced inflammation as judged by reduction in polyposis by endoscopy and by reduction in sinus mucosal inflammation as measured by CT scan. As previously announced, the last enrollee in the clinical trial completes the 16-week endpoint assessment during this month.

Accentia continued to build its specialty pharmaceuticals sales and marketing division which focuses on ENT products by obtaining the rights to Neotic, a patient-convenient, patent-protected topical ear product that comprehensively addresses the symptoms associated with acute middle ear infections and is the only ear product with a unique three-mode mechanism of action to optimize symptom control. Preferred practice guidelines have shifted away from the dependence on oral antibiotics for the treatment of otitis media based on evidence showing their relative lack of clinical efficacy and a significant rise in antibiotic resistance. Accentia and Arbor expect to launch the product in the fourth calendar quarter of this year, targeting an indication that is the cause of more than 30 million doctor office visits in the U.S. annually. The topical otic analgesic market generates more than 2 million prescriptions each year for various products, representing an estimated $500 million per year market. Neotic becomes the second product that Accentia is commercializing for Arbor, as Arbor previously granted Accentia the exclusive U.S. commercial marketing rights to Zinotic™, a novel topical solution indicated for use in common outer ear infections (acute otitis externa).

For more information on the BioCentury Conference, please visit:

http://www.biocentury.com/BCApp/BioCenturyCommon/BCConferences.aspx?ss=1

Financial Review:

Accentia has two operating segments consisting of specialty pharmaceuticals (Accentia Pharmaceuticals) and product development and market services (Analytica International). Accentia also has an approximate 76% interest in Biovest International, Inc. (OTCBB: BVTI), which is consolidated for reporting purposes with Accentia’s product development and market service business.

On a fully consolidated basis, including Biovest, net sales for the three months ended December 31, 2007 were $4.3 million, compared with $5.9 million for the same period ended December 31, 2006. This decrease was primarily attributed to a decrease of $1.3 million in net sales in our Specialty Pharmaceuticals segment primarily due to the divestiture of our Xodol and Histex product lines, the discontinuance of our Respi-Tann G product line, product returns and, to a lesser extent, a decrease in net sales of our Analytica subsidiary.

Consolidated research and development costs were $3.8 million for the first fiscal quarter, compared with $4.4 million for the same fiscal quarter in 2007. This 13% decrease was largely due to our Biovest subsidiary reducing R&D expenses as its clinical trial costs have declined considerably in advance of the pending interim analysis of Phase 3 results for BiovaxID™. Biovest expects to file for conditional approval for BiovaxID in the U.S. and Europe, assuming positive results. The Biovest decrease in R&D expenses of $2.0 million was partially offset by an increase of $1.4 million in the Phase 3 clinical trial expense for SinuNase.

Accentia’s first quarter net loss, on a fully consolidated basis, including Biovest, was $24.8 million, compared to $30.6 million reported for the same three month period in fiscal 2007. Of this loss, $17.6 million, or approximately 71% was the result of non-cash charges such as accretion of capitalized finance cost, derivative loss and loss on extinguishment of debt.

The fully consolidated loss per share for the quarter was $0.60, of which $0.42 per share was the result of non-cash charges and $0.09 per share reflected losses by Biovest, which are consolidated in Accentia’s financial statements, although since February 2007, Biovest has been self-funded. For the comparable 2007 quarter, the fully consolidated loss per share was $0.97 of which $0.68 was the result of non-cash charges and $0.76 per share reflected losses by Biovest. The Company notes that the operating loss for Biovest has been substantially reduced in part due to Biovest’s decision in conjunction with the Data

Monitoring Committee to temporarily halt enrollment in the BiovaxID Fast-Tracked pivotal Phase 3 trial for data lock and unblinding, and in part due to continued operating profitability in its cell culture and instrumentation divisions.

At December 31, 2007, Accentia had approximately $0.6 million of cash and cash equivalents, and approximately $5.0 million in restricted cash, of which $3.2 million was attributed to Biovest. As previously reported, Biovest secured an $8.5 million financing in December. Subsequent to December 31, Accentia received proceeds from a private placement of approximately $8.7 million of convertible preferred stock. The Company expects to have access to addtional sources of capital following the unblinding of the SinuNase and BiovaxID Phase 3 clinical trials data, including through potential corporate collaborations and licensing agreements.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. is a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities. The Company’s lead product candidate is SinuNase™, a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNase has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune™, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (OTCBB:BVTI) and a royalty interest in Biovest’s lead drug candidate, BiovaxID™ and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business, which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry.

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contacts:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

or

Susan Bonitz, Ph.D., Director, Program Coordination

Phone: (813) 864-2554, ext.277 / Email: sbonitz@accentia.net

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune(TM), SinuNase(TM), BiovaxID(TM), AutovaxID(TM), SinuTest(TM), AllerNase(TM) and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.